Exhibit 99.1

Contact: Marc Cannon (954) 769-3146 cannonm@autonation.com Investor Contacts: Andrew Wamser (954) 769-7023 wamsera@autonation.com Robert Quartaro (954) 769-7342 quartaror@autonation.com
AutoNation Announces First Quarter 2015 Reported Retail New Vehicle Unit Sales Increased 10% versus First Quarter 2014

•	For March 2015, on a daily rate basis, total retail new vehicle unit sales increased 12% versus March 2014. Industry reporting for March 2015 has two fewer calendar days than for March 2014.

•	Reported retail new vehicle unit sales in March 2015 increased 5% versus March 2014.

FORT LAUDERDALE, Fla., April 2, 2015 - AutoNation, Inc. (NYSE: AN), America’s largest automotive retailer, today announced that it reported to automotive manufacturers, based on their respective sales transaction reporting standards, retail sales of 77,242 new vehicles in the first quarter of 2015, an increase of 10% as compared to the first quarter of 2014. First quarter 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	23,923 for Domestic, up 8% versus first quarter of 2014,

•	36,389 for Import, up 5% versus first quarter of 2014, and

•	16,930 for Premium Luxury, up 25% versus first quarter of 2014.

On a same-store basis, reported retail new vehicle unit sales in the first quarter of 2015 were up 8% as compared to the first quarter of 2014.

Reported retail new vehicle unit sales in March 2015 were 30,107, an increase of 5% as compared to March 2014. March 2015 reported retail new vehicle unit sales for AutoNation’s operating segments were as follows:

•	9,272 for Domestic, flat versus March 2014,

•	13,864 for Import, down 2% versus March 2014, and

•	6,971 for Premium Luxury, up 30% versus March 2014.

On a same-store basis, reported retail new vehicle unit sales in March 2015 were up 3% as compared to March 2014.

AutoNation expects to announce April 2015 reported retail new vehicle unit sales on Monday, May 4, 2015.

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The information provided in this news release is based on unaudited sales reports provided by our stores to the applicable automotive manufacturers. These reports are prepared based on the sales transaction reporting standards established by the applicable automotive manufacturers, which differ from GAAP revenue recognition and other requirements. For example, the classification of certain transactions under the standards established by certain such manufacturers differs under GAAP. Transactions reported as retail sales include vehicles placed into certain manufacturer-approved demonstrator vehicle and service loaner programs, which vehicles may be sold by our stores to retail customers as new or used vehicles under GAAP in subsequent periods. Manufacturers sometimes provide marketing incentives to place vehicles into such programs during particular periods. In addition, the sales reports are based on the time periods set by the automotive manufacturers for reporting monthly sales, which generally differ from the calendar month and may be modified by particular manufacturers from time to time. As a result, our operating results calculated and presented in accordance with GAAP, including our new vehicle unit sales, may differ materially from any results expressed or implied by the information provided in our monthly sales reports and summarized in this news release and future news releases. In addition, reported retail sales are subject to seasonal trends. Consequently, reported retail sales for a particular month are not necessarily indicative of results to be expected for a full quarter or year. Please refer to our public filings with the U.S. Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended December 31, 2014 and our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for additional information regarding our business. Investors should not assume that our disclosure of the information in this news release means that we have determined that such information is material to the Company.

About AutoNation, Inc.
AutoNation is transforming the automotive retail industry through bold leadership. We deliver a superior automotive retail experience through our customer-focused sales and service processes. Owning and operating 284 new vehicle franchises, which sell 34 new vehicle brands across 15 states, AutoNation is America’s largest automotive retailer, with state-of-the-art operations and the ability to leverage economies of scale that benefit the customer. As an indication of our leadership position in our industry, AutoNation is a component of the S&P 500 Index.

Please visit investors.autonation.com, www.autonation.com, www.autonationdrive.com, www.twitter.com/autonation, www.twitter.com/CEOMikeJackson, www.facebook.com/autonation, and www.facebook.com/CEOMikeJackson, where AutoNation discloses additional information about the Company, its business, and its results of operations.